UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 24, 2019

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” AT&T is a holding company whose subsidiaries and affiliates operate worldwide in the telecommunications, media and technology industries.

Overview
We announced on April 24, 2019 that first-quarter 2019 net income attributable to AT&T totaled $4.1 billion, or $0.56 per diluted share, compared to $4.7 billion, or $0.75 per diluted share, in the first quarter of 2018. First-quarter 2019 revenues were $44.8 billion, up 17.8 percent from the first quarter of 2018. First-quarter revenues reflect increased revenues primarily from our acquisition of Time Warner Inc. (Time Warner). Compared with results for the first quarter of 2018, current quarter operating expenses were $37.6 billion, up 18.1 percent primarily due to the Time Warner acquisition; first-quarter operating income was $7.2 billion compared to $6.2 billion in the comparable 2018 period; and AT&T’s first-quarter operating income margin was 16.1 percent, compared to 16.3 percent. First-quarter 2019 cash from operating activities was $11.1 billion, up $2.1 billion when compared to 2018, driven by contributions from acquired businesses. Capital expenditures for the first three months of 2019 was $5.2 billion, and when including $820 cash paid for vendor financing, cash paid for capital investment during the first quarter of 2019 was $6.0 billion.

Segment Summary
We analyze our segments based on, among other thing, segment contribution, which consists of operating income, excluding acquisition-related costs and other significant items, and equity in net income (loss) of affiliates for investments managed within each segment. Our reportable segments are: Communications, WarnerMedia, Latin America and Xandr.

Communications
Our Communications segment consists of our Mobility, Entertainment Group and Business Wireline business units. First-quarter 2019 operating revenues were $35.4 billion, down 0.4 percent versus first-quarter 2018, with segment operating contribution of $8.1 billion, up 0.3 percent versus the year-ago quarter. The Communications operating income margin was 22.8 percent, compared to 22.6 percent in the year-earlier quarter.

Mobility
Mobility revenues for the first quarter of 2019 were $17.6 billion, up 1.2 percent versus the first quarter of 2018, with revenue improvement resulting from increased service revenues, partially offset by decreased equipment revenues from lower postpaid smartphone sales. Mobility operating expenses totaled $12.2 billion, up 0.2 percent versus the first quarter of 2018. The increase was driven by higher commission amortization, offset by lower postpaid smartphone volumes and cost efficiencies. Mobility’s operating income margin was 30.5 percent compared to 29.7 percent in the year-ago quarter.

In our Mobility business unit, we reported a net gain of 2.7 million wireless subscribers. At March 31, 2019, wireless subscribers totaled 155.7 million compared to 143.8 million for the prior comparable period. During the first quarter, net adds were as follows:
●	Prepaid subscriber net adds were 96,000.
●	Postpaid subscriber net adds were a loss of 204,000.
o	Domestic postpaid phone net adds were 80,000.
●	Reseller net adds were a loss of 253,000.
●	Connected device net adds were 3.1 million, 2.0 million of which were primarily attributable to wholesale connected cars.

For the quarter ended March 31, 2019, postpaid phone-only ARPU increased 3.7 percent versus the year-earlier quarter.

Postpaid phone-only churn was 0.93 percent, compared to 0.84 percent in the first quarter of 2018. Total postpaid churn was 1.17 percent, compared to 1.06 percent in the year-ago quarter.

Entertainment Group
Entertainment Group (Entertainment) revenues for the first quarter of 2019 were $11.3 billion, down 0.9 percent versus the year-ago quarter reflecting declines in video subscribers and legacy services. Entertainment operating expenses totaled $9.9 billion, down 2.7 percent versus the first quarter of 2018. The decrease was largely driven by lower marketing costs and volumes, cost initiatives, and a one-time gain from recent content negotiations. Also contributing to expense declines was the impact of a prior update to expected subscriber life on deferral amortization. The Entertainment operating income margin was 13.0 percent compared to 11.5 percent in the year-earlier quarter.

At March 31, 2019, Entertainment revenue connections included:
●
Approximately 23.9 million video connections (including 1.5 million DIRECTV NOW subscribers) at March 31, 2019 compared to 25.4 million at March 31, 2018. During the first quarter of 2019, including the impact of losses of 83,000 from DIRECTV NOW, total video subscribers decreased 627,000.

●
Approximately 14.5 million broadband connections at March 31, 2019 compared to 14.4 million at March 31, 2018. During the first quarter, we added 93,000 IP broadband subscribers, for a total of 13.8 million at March 31, 2019.

In the first quarter, we aligned our Entertainment Group billing practices with the industry and AT&T Mobility to extend a customer’s disconnection period to the end of his or her billing cycle, resulting in an increase of a net 38,000 broadband subscribers and a net 117,000 video subscribers in the period.

Business Wireline
Business Wireline (Business) revenues have been recast to conform to the current period’s presentation, most significantly to combine strategic and managed services, which historically had been reported as “other.” Business revenues for the first quarter of 2019 were $6.5 billion, down 3.7 percent versus the year-ago quarter reflecting continued declines in legacy revenues, partially offset by growth in strategic and managed services. Business operating expenses totaled $5.3 billion, up 1.7 percent versus the first quarter of 2018, largely driven by increased depreciation expense. Business operating income margin was 18.8 percent compared to 23.1 percent in the year-earlier quarter.

At March 31, 2019, our total switched access lines (Entertainment and Business) were 9.6 million compared with 11.3 million at March 31, 2018. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) decreased by 178,000 in the quarter, totaling 4.9 million at March 31, 2019, compared to 5.6 million at March 31, 2018.

WarnerMedia
Our WarnerMedia segment results are not comparable to the year-ago quarter due to the timing of our June 2018 acquisition of Time Warner. WarnerMedia segment operating revenues for the first quarter of 2019 were $8.4 billion. During the quarter, subscription revenues were $3.4 billion, comprised of $2.0 billion from the Turner properties and $1.3 billion from Home Box Office (HBO), and advertising revenues were $1.3 billion. Content and other revenues were $3.7 billion, with $1.5 billion from theatrical product and $1.6 billion from television product at Warner Bros.

WarnerMedia segment operating expenses were $6.1 billion, which include programming and film costs of $3.6 billion. Programming and film costs were comprised of $1.9 billion of original and sports programming, reflecting National Collegiate Athletic Association (NCAA) and National Basketball Association (NBA) programming costs that are typically more significant in the first half of the year and film and television production costs of $1.7 billion. The WarnerMedia segment operating income margin was 26.8 percent.

Latin America
Our Latin America segment consists of our Vrio and Mexico business units and is subject to foreign currency fluctuations. First-quarter 2019 operating revenues were $1.7 billion, down 15.2 percent versus the prior year, with segment operating contribution of $(173) million, versus $(111) million in the comparable 2018 period. The Latin America operating income margin was (10.1) percent, compared to (5.5) percent in the year-earlier quarter.

Vrio
Video service revenues were $1.1 billion, down 21.2 percent versus the prior year, driven by foreign exchange pressures. Operating expenses were $1.0 billion, down 14.2 percent and Vrio’s operating income margin was 3.0 percent, compared to 10.9 percent in the year-earlier quarter.

We had approximately 13.6 million Latin America video connections at March 31, 2019 and 2018. During the first quarter of 2019, video net adds were a loss of 32,000. Video connections reflect a beginning of period subscriber adjustment of 222,000, resulting from conforming our video credit policy across the region.

Mexico
Wireless revenues were $651 million, down 3.0 percent when compared to the first quarter of 2018. Decreased revenues were primarily due to lower equipment sales resulting from the introduction of our equipment installment purchase program in the prior year, which were partially offset by service revenue growth. Operating expenses were $856 million, down 8.0 percent and Mexico’s operating income margin was (31.5) percent, compared to (38.6) percent in the year-earlier quarter.

We had approximately 17.7 million Mexican wireless subscribers at March 31, 2019 compared to 15.6 million at March 31, 2018. During the first quarter of 2019, we had prepaid net adds of 114,000 and postpaid net adds were a loss of 69,000. Wireless subscribers reflect a beginning of period subscriber adjustment of 692,000, resulting from the churn of customers related to sales by certain third-party distributors and the sunset of 2G services in Mexico.

Xandr
Our Xandr segment provides advertising services utilizing data insights to develop higher-value targeted advertising. Certain revenues in this segment are also reported by the Communications segment and are eliminated upon consolidation. First-quarter 2019 operating revenues were $426 million, up 26.4 percent versus the prior year, reflecting the acquisition of AppNexus. Operating expenses were $173 million, versus $51 in the comparable prior-year, driven by costs associated with scaling the business. Xandr segment operating contribution was $253 million, down 11.5 percent versus first-quarter 2018. The Xandr segment operating income margin was 59.4 percent, compared to 84.9 percent in the year-earlier quarter.

Supplemental Discussions
As a supplemental discussion of our operating results, for comparison purposes, we are providing (1) our AT&T Business Solutions results which include both wireless and wireline operations and (2) a combined view of reported advertising revenues across all segments of AT&T. A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as exhibit 99.2 hereto.

AT&T Business Solutions
Revenues from AT&T Business Solutions for the first quarter of 2019 were $9.0 billion, down 1.2 percent versus the year-ago quarter driven by declines in our legacy voice and data services, partially offset by growth in strategic and managed services and wireless service revenues. Operating expenses totaled $7.2 billion, up 1.8 percent versus the first quarter of 2018, largely due to commission deferrals and increased cost efficiencies, partially offset by wireless sales costs. AT&T Business Solutions operating income margin was 20.3 percent, compared to 22.6 percent in the year-earlier quarter.

AT&T Advertising Revenues
Total AT&T Advertising revenues for the first quarter of 2019 were $1.8 billion compared to $392 million in the year-ago quarter, with the increase primarily driven by our acquisition of Time Warner, specifically Turner.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

99.2  Discussion and reconciliation of non-GAAP measures.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 24, 2019	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller